Exhibit A

AGREEMENT

The undersigned agree that this Amendment No. 2 to Schedule 13G dated February 14, 2022 relating to the Common Stock, par value $0.01 per share, of Lantheus Holdings, Inc. shall be filed on behalf of the undersigned.

Armistice Capital, LLC

By:	/s/ Steven Boyd
Steven Boyd
Managing Member

/s/ Steven Boyd
Steven Boyd